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                                                                    EXHIBIT 10.9



May 17, 1996







      Re: Involuntary Severance Agreement

Dear             :

         Unit Instruments, Inc. (the "Corporation") considers it essential to the best interest of its stockholders to foster the continuous employment of key management personnel. As is the case with many publicly-held corporations, the Board of Directors of the Corporation (the "Board") recognizes that the possibility of a change in control of the Corporation may exist. This possibility raises a great deal of uncertainty and questions among management, and could lead to the departure or distraction of management personnel to the detriment of the Corporation and its stockholders. The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation's senior management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Corporation.

         In order to induce you to remain in the employ of the Corporation so that you may continue to exercise your special skills and knowledge on behalf of the Corporation, and to assist the Board of Directors in the event a change in control transaction is considered, the Corporation agrees that you shall receive the severance benefits set forth in this Agreement in the event your employment with the Corporation is terminated within the meaning of this Agreement in connection with a change in control of the Corporation (as "Change in Control" is defined in Section 2 hereof) under the circumstances described below.

      1.   Term of Agreement.  This Agreement shall commence on the date hereof
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and shall continue in effect through December 31, 1996; provided, however, that
(i) commencing
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on January 1, 1997 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Corporation shall have given notice to you that it does not wish to extend this Agreement; (ii) if a "Change in Control" of the Corporation occurs during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of twenty-four
(24) months beyond the month in which such Change in Control occurs; and (iii) the Corporation shall have no right to give notice that it does not wish to extend this Agreement during any period while a tender offer for the purchase of a substantial portion of the Corporation's common shares is outstanding or a proxy contest for the election of directors to the Board is in progress or the Corporation is conducting discussions or taking any other action which is reasonably likely to lead to a Change in Control, and no purported notice by the Corporation that it does not wish to extend this Agreement shall become effective if a Change in Control actually occurs during the period of 180 days following the delivery of such notice to you.


      2.   Change in Control.  No benefits shall be payable hereunder unless
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there shall have been a Change in Control of the Corporation as set forth below.
For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended the "Exchange Act"), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or a subsidiary of the Corporation, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Corporation representing more than 20% of the combined voting power of the Corporation's then outstanding securities; or (ii) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new directors (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clauses (i) or (iii) of this Section) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) all or substantially all of the assets of the Corporation are sold or transferred to one or more third parties, or the Corporation consolidates or merges with another corporation unless the Corporation or a subsidiary of the Corporation is the continuing or surviving corporation following the merger or consolidation;
or (iv) more than one-half of the operating assets of the Corporation as presently constituted are sold or transferred to one or more third parties and such operating assets disposed of are not replaced by the Corporation's acquisition of other operating assets of comparable size within six months following such disposition; or

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(v) the Corporation no longer has a class of securities registered pursuant to
Section 12 of the Exchange Act.

      No transaction which effects a mere reincorporation of the Corporation, or a transaction which reorganizes the Corporation, shall be considered a "Change in Control" for purposes of this Agreement


      3.   Termination Before or After Change in Control.  If any of the events
           ---------------------------------------------
described in Section 2 hereof constituting a Change in Control have occurred, you shall be entitled to the benefits provided in Subsection 4(iv) hereof upon the termination of your employment during the term of this Agreement, regardless of whether it occurs before or after a Change in Control, unless such termination is (A) because of your death, Disability or Retirement, (B) by the Corporation for Cause, or (C) by you other than for Good Reason.

          (i) Disability; Retirement.  If, as a result of your incapacity due to
              -----------------------
physical or mental illness, you shall have been absent from the full-time performance of your duties with the Corporation for six (6) consecutive months, and within thirty (30) days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability." Termination by the Corporation or you of your employment based on "Retirement" shall mean termination in accordance with the Corporation's retirement policy at normal retirement age generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

          (ii) Cause.  Termination by the Corporation of your employment for
               -----
"Cause" shall mean termination upon (A) the willful and continued failure by you to substantially perform your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination, as defined in Subsection 3(iv), by you for Good Reason) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise. For purposes of this subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to

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you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this Subsection and specifying the particulars thereof in detail.

          (iii) Good Reason.  You shall be entitled to terminate your employment
                -----------
for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, any of the following:

          (A) a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to a Change in Control;

          (B) the transfer of your responsibilities to an office or location more than 25 miles more distant from your place of residence immediately prior to a Change in Control, or the Corporation requiring you to be based anywhere other than the metropolitan area in which you are based prior to a Change in Control, except for required travel on the Corporation's business to an extent substantially consistent with your business travel obligations prior to the Change in Control;

          (C) a reduction by the Corporation in your annual base salary as in effect on the date hereof or as the same may be increased from time to time;

          (D) the failure by the Corporation, without your consent, to pay to you any portion of your current compensation, or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Corporation within seven (7) days of the date such compensation is due;

          (E) the failure by the Corporation to continue in effect any compensation plan in which you participate, unless an equitable and substantially equivalent arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue your participation therein on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control;

          (F) the failure by the Corporation to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Corporation's pension, retirement, savings, deferred compensation, auto allowance, life insurance, medical, health and accident, or disability plans (whether or not qualified under the Internal Revenue Code)

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in which you were participating at the time of a Change in Control, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control, or the failure by the Corporation to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Corporation in accordance with the Corporation's normal vacation policy in effect at the time of the Change in Control;

          (G) the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; or

          (H) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection
(iv) below (and, if applicable, the requirements of Subsection (ii) above); for purposes of this Agreement, no such purported termination shall be effective.


Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

          (iv) Notice of Termination.  Any purported termination of your
               ---------------------
employment by the Corporation or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

          (v) Date of Termination.  "Date of Termination" shall mean (A) if your
              --------------------
employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and (B) if your employment is terminated pursuant to Subsection (ii) or (iii) above or for any reason other than Disability, the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (ii) above shall not be less than thirty (30) days, and in the case of a termination pursuant to Subsection (iii) above shall not be less than thirty (30) nor more than sixty
(60) days, respectively, from

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the date such Notice of Termination is given); provided that if within thirty
(30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Corporation will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, pension, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement except to the extent otherwise provided in paragraph (C) of Subsection 4(iv).

          4.  Compensation Upon Termination or During Disability.  Following a
              --------------------------------------------------
Change in Control, as defined by Section 2, upon termination of your employment or during a period of disability you shall be entitled to the following benefits:

          (i) During any period that you fail to perform your full-time duties with the Corporation as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the Corporation's short-term and long-term disability insurance program or other plan during such period, until this Agreement is terminated pursuant to Section 3(i) hereof. Thereafter, your benefits shall be determined in accordance with the Corporation's insurance and retirement programs then in effect.

          (ii) If your employment shall be terminated by the Corporation for cause or by you other than for Good Reason, Disability, Death or Retirement, the Corporation shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to you under this Agreement.

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          (iii) If your employment shall be terminated by the Corporation or by you for Retirement, or by reason of your Death, your benefits shall be determined in accordance with the Corporation's retirement and insurance programs then in effect.

          (iv) If your employment shall be terminated (a) by the Corporation other than for Cause, Retirement or Disability or (b) by you for Good Reason, then you shall be entitled to the benefits provided below:

               (A) the Corporation shall pay you your full base salary through your Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Corporation, at the time such payments are due except as otherwise provided below;

               (B) in lieu of any further salary payments to you for periods subsequent to your Date of Termination, the Corporation shall pay as severance pay to you a lump sum severance payment (the "Severance Payment") equal to two times the sum of (x) your annual base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination given in respect thereof, and (y) the amount of any bonus paid to you during the 12 calendar months preceding the occurrence of the circumstance which provided the reason for the Notice of Termination given in respect thereof or, if no bonus was paid the prior fiscal year because you were hired within the previous sixteen months, an amount equal to your stated bonus opportunity for the current fiscal year. In addition, the Corporation shall pay your current auto allowance for a 24-month period.

               (C) effective upon your Date of Termination you shall become vested with all unvested benefits which you have then accrued under any retirement or deferred compensation plan, program or agreement of the Corporation in which you participate, payable subject to the same actuarial and interest factors applicable and in accordance with the options available and selected by you under such plans or programs. The retirement and deferred compensation plans, programs and agreements of the Corporation covered by this paragraph include, without limitation, the Corporation's nonqualified Unfunded Deferred Compensation Agreement (if applicable to you), but do not include any of the Corporation's stock option or stock purchase plans. Under the nonqualified Unfunded Deferred Compensation Agreement with the Corporation referred to in Section 8 hereof (if applicable to you), your benefit at your Date of Termination shall be calculated on the basis of your annual base salary at your Date of Termination without regard to your age at such date, and shall be payable to you commencing at your age 65 or such date after your attainment of age 60 as you shall select, subject to the percentage reduction

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provided by Paragraph 3 of the Unfunded Deferred Compensation Agreement for
commencement of payments prior to age 65;

               (D) for a twenty-four (24) month period after such termination, the Corporation shall arrange to provide you and any of your dependents with life, disability, accident and health insurance benefits substantially similar to those which you and any of your dependents were receiving from the Corporation immediately prior to the Notice of Termination (however, you must make the required "employee contribution payments," if any, to the Company on a monthly basis in the same amount as before the Date of Termination or, in the case of termination for good reason under paragraph 3(iii)(F) of this Agreement, immediately prior to the reduction of benefits), except to the extent that the payment of such benefits would be, or would cause any other portion of the "Total Payments" (as defined in paragraph (F) below) to be treated as an Excess Parachute Payment under section 28OG of the Code;

               (E) the Corporation shall also pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement), except to the extent that the payment of such fees and expenses would constitute, or would cause any other portion of the Total Payments to constitute, an Excess Parachute Payment;

               (F) in the event that any payment or benefit received or to be received by you in connection with a Change in Control or the termination of your employment following a Change in Control (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, with any person whose actions result in a Change in Control or any person affiliated with the Corporation or such person (collectively with the Severance Payment, "Total Payments") would constitute (in whole or in part) an Excess Parachute Payment, the Severance Payment shall be reduced until no portion of the Total Payments shall constitute an Excess Parachute Payment. For purposes of this limitation (i) no portion of the Total Payments, the receipt or enjoyment of which you shall have effectively waived in writing prior to the date of payment of the Severance Payment shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which in the opinion of the tax counsel selected by the Corporation's independent auditors and acceptable to you does not constitute a "parachute payment" within the meaning of section 28OG(b)(2) of the Code; (iii) the Severance Payment (other than any portion thereof that is not taken into account by virtue of clauses (i) or (ii)) shall be reduced until the aggregate "present value" (as that term is defined in Section 28OG(d)(4) of the Code) of Total Payments is such that no part of the Total Payments constitutes an Excess Parachute Payment, in the opinion of the tax counsel referred to in clause (ii); and (iv) the

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value of any noncash benefit or any deferred payment or benefit included in the
Total Payments shall be determined by the Corporation's independent auditors in accordance with the principles of sections 28OG(d)(3) and (4) of the Code; and

               (G) the payment provided for in paragraph (B) above shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amount of such payments, and the limitation on such payments set forth in paragraph (F) above, cannot be finally determined on or before such day, the Corporation shall pay to you on such day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event not later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to you, payable on the fifth day after demand by the Corporation (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

               (H) the Corporation shall, if requested by you within six (6) months following the Date of Termination, pay for senior executive outplacement services.

               (I) the Corporation shall pay seven hundred ($700.00) per month car allowance for a period of twenty-four (24) months.

          (v) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owing by you to the Corporation or otherwise.

          (vi) In addition to all other amounts payable to you under this
Section 4, you shall be entitled to receive all benefits payable to you under the Corporation's retirement programs.

          5.  Successors; Binding Agreement. (i) The Corporation will require
              -----------------------------
any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it with respect to the business and assets acquired if no such succession had taken place (unless such successor is the Corporation, in which event such assumption and agreement shall be deemed to have taken place by virtue of this Agreement). Failure of the Corporation to obtain such assumption and

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agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Corporation in the same amount and on the same terms as you would be entitled hereunder if you terminate your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined or any successor to its business and/or assets as aforesaid which assumes and agrees (or is deemed to have assumed and agreed) to perform this Agreement or which otherwise becomes bound by the terms of this Agreement by operation of law.

          (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

      6. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addressee set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

      7.   Miscellaneous.  All agreements or representations, oral or otherwise,
           -------------
express or implied, with respect to the subject matter hereof which have been made by either party are superseded by and expressly set forth in this Agreement. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Chief Executive Officer of the Corporation (or if you are the Chief Executive Officer, then another executive officer of the Corporation) or such other officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by California law. All references to sections of the Exchange

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Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Corporation under Section 4 shall survive the expiration of the term of this Agreement.

      8.   Waiver and Release.  In accepting this Agreement you specifically
           ------------------
waive and release all rights which you would otherwise have to continued employment and special payments upon a sale of the Corporation or its assets under Paragraph 3 of the Unfunded Deferred Compensation Agreement with the Corporation (if applicable), provided, however, that except as modified by paragraph (C) of Section 4 (iv) above, all other provisions of said Unfunded Deferred Compensation Agreement shall continue in full force and effect. If you are a party to an involuntary severance agreement with the Corporation of substantially similar effect to this Agreement, then this Agreement shall supersede and replace such prior agreement.

      9.   Validity.  The invalidity or unenforceability of any provision of
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this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      10.  Counterparts.  This Agreement may be executed in several
           ------------
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      11.  Arbitration.  Any dispute or controversy arising under or in
           -----------
connection with this Agreement shall be settled exclusively by arbitration in
                                        ----------------------------------
Orange County, California in accordance with the rules of the American Arbitration Association then in effect. Discovery shall be allowed and shall be governed under the discovery rules of the California Code of Civil Procedure.

      Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

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

      If this letter sets forth our entire agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter which will then constitute our agreement on this subject, with the mutual intent to be legally bound hereby.


                              Sincerely,

                              UNIT INSTRUMENTS, INC.



                              By:  ___________________________
                                   Gary N. Patten
                                   Vice President & Chief Financial Officer


GNP:cw



Agreed to this ____ day
of ________________, 1996



________________________________

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